EXHIBIT 10.26




             SETTLEMENT OF EMPLOYMENT TERMS AND EMPLOYMENT LETTERS
                               JANUARY 28, 2002

Whereas George J. Matz ("Executive") and Digital Lightwave, Inc. ("Company") entered into the following agreements:

   {circle}Employment terms dated April 13, 1998;
   {circle}Addendum to employment letters dated February 9, 1999;
   {circle}Addendum to employment letters dated October 18, 1999; and {circle}Letter dated February 27, 2001.

Whereas the parties have agreed to terminate these agreements.

The parties have agreed to the following settlement:

   1. For the period January 29, 2002 to August 15, 2002, Executive will serve in the role of Executive Consultant.
   2. Executive's compensation during this period is $8,833.33 per month, paid semi-monthly.
   3. On August 15, 2002, Executive  will  receive  an  additional  payment  of
      $42,584.
   4. On January 15, 2003, Executive will receive a payment of $100,000.
   5. On January 15, 2004, Executive will receive a payment of $100,000.
   6. Executive will receive Company paid life, disability, accident and group medical and dental insurance benefits substantially similar to those benefits that Executive received immediately prior to this Settlement.
   7. All stock options, warrants, right and other Company stock-related awards granted to Executive by the Company, to the extent vested as of August 15, 2002, shall remain exercisable for the lesser of a one (1) year period and the maximum period permissible under the accounting regulations governing business combinations following the date of August 15, 2002.
   8. Company is not responsible for any outplacement benefits.
   9. Company is not responsible for automobile allowance after January 28, 2002.

Executive and Company knowingly and voluntarily mutually release and forever discharge Executive and Company with respect to any and all claims, rights, and causes of actions, whether currently known or unknown, that now has, has ever had, or may ever have arising from or related to any act, omission, or thing occurring at any time up to an including the date on which Executive and Company sign this Settlement.


For the Executive:                         For the Company:

\s\ GEORGE J MATZ                          \s\ BRAYAN J ZWAN

George J. Matz                             Dr. Bryan J. Zwan
Executive Consultant                       Chairman, President & CEO
January 28, 2002                    January 28, 2002